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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DRS Technologies, Inc.:

We consent to the use of our report dated May 25, 2004, except as to Notes 1A, 14, and 17, which are as of April 7, 2005, with respect to the consolidated balance sheets of DRS Technologies, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2004, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP Short Hills, New Jersey April 7, 2005

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Consent of Independent Registered Public Accounting Firm